Exhibit 99.1

Quest Resource Holding Corporation Reports Third Quarter 2019 Financial Results

THE COLONY, TX – November 14, 2019 -- Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a national leader in environmental reuse, recycling, and waste disposal services, today announced financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Revenue was $23.9 million, a 7.7% decrease compared with the third quarter of 2018.
•	Gross profit was $4.8 million, a 6.7% increase compared with the third quarter of 2018.
•	Gross margin increased 270 basis points to 19.9% compared with 17.2% of revenue for the third quarter of 2018.
•	Net income per share was $0.00, an improvement compared with a net loss per share of $(0.04) during the third quarter of 2018.
•	Adjusted EBITDA was $860,000, a 27.5% increase compared with the third quarter of 2018.

September 30, 2019 Year-to-Date Highlights

•	Revenue was $76.0 million, a 3.2% decrease compared with the same period of 2018.
•	Gross profit was $14.1 million, a 13.0% increase compared with the same period of 2018.
•	Gross margin increased 270 basis points to 18.5% compared with 15.8% of revenue for the same period of 2018.
•

Net loss per share improved to $(0.01), including $248,000, or $0.02 per share, of expenses related to our April 2019 equity offering by selling shareholders, compared to $(0.17) during the same period of 2018.

•	Year-to-date Adjusted EBITDA was $2.5 million, a 58.2% increase compared to the same period of 2018.

Key Recent Highlights

•

New sales leadership - Quest appointed Matthew C. Lewis as Senior Vice President of Sales. Mr. Lewis brings more than 30 years of experience in sales and operations leadership in complex end markets within the waste and environmental services industry.

“We delivered record gross profit and 27% growth in Adjusted EBITDA during the quarter, reflecting our continued success in transitioning our business to focus on providing higher value-added solutions to our customers.  As previously discussed and expected, our transition away from lower value-added solutions has resulted in challenging revenue comparisons relative to prior periods,” said S. Ray Hatch, President and Chief Executive Officer.  “With solid year-to-date performance, we believe we are on track to meet our profitability goals for 2019, which include 10%+ growth in gross profit.  We continue to find acceptance across multiple end markets, including the food service vertical where recent wins provide us with an opportunity to demonstrate our differentiated and compelling value proposition.  We also have additional growth opportunities with our existing customers who value our flexible solution offerings and the service levels we provide.”

Third Quarter 2019 Earnings Conference Call and Webcast

Quest will conduct a conference call Thursday, November 14, 2019, at 4:00 p.m. Central Time, to review the financial results for the third quarter ended September 30, 2019. Investors interested in participating on the live call can dial 1-800-289-0438 within the U.S. or 1-323-794-2423 from abroad.  The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at www.QRHC.com. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a non-GAAP financial measure, "Adjusted EBITDA," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest's performance. Quest's definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP measures. (See attached table "Reconciliation of Net Income (Loss) to Adjusted EBITDA.")

About Quest Resource Holding Corporation

Quest is a national provider of reuse, recycling, and disposal services that enable our customers to achieve and satisfy their environmental and sustainability goals and responsibilities.  Quest provides businesses across multiple industry sectors with single source, customer specific solutions to address a wide variety of waste streams and recyclables generated by their operations.  Quest also provides information and data that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables Quest’s customers to achieve and satisfy their environmental and sustainability goals and responsibilities. For more information, visit www.QRHC.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances.  The forward-looking statements include, but are not limited to, our belief we now target the right markets with the right services; our belief we have operations in place to sustainably support profitability while consistently providing excellent customer service; our belief that our efforts have positioned us well to grow sales at our targeted rate of 10% to 15% per year; our expectation profitability will continue to grow at an even faster pace, at our current business levels, coupled with the operating leverage inherent in our business model; and our belief  that the financial measures contained in this press release facilitate operating performance comparisons from period to period.  Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions.  Such statements involve significant risks and uncertainties.  Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities.  Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$23,926	$25,920	$76,020	$78,545
Cost of revenue	19,154	21,450	61,956	66,099
Gross profit	4,772	4,470	14,064	12,446
Selling, general, and administrative	4,221	4,638	12,663	12,269
Depreciation and amortization	330	407	982	2,373
Total operating expenses	4,551	5,045	13,645	14,642
Operating income (loss)	221	(575)	419	(2,196)
Interest expense	119	106	344	336
Income (loss) before taxes	102	(681)	75	(2,532)
Income tax expense	55	—	165	—
Net income (loss)	$47	$(681)	$(90)	$(2,532)

Net income (loss) applicable to common stockholders	$47	$(681)	$(90)	$(2,532)
Net income (loss) per common share:
Basic	$0.00	$(0.04)	$(0.01)	$(0.17)
Diluted	$0.00	$(0.04)	$(0.01)	$(0.17)

Weighted average number of common shares outstanding:
Basic	15,350	15,313	15,340	15,308
Diluted	15,399	15,313	15,340	15,308

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$47	$(681)	$(90)	$(2,532)
Depreciation and amortization	354	452	1,056	2,509
Interest expense	119	106	344	336
Stock-based compensation expense	285	188	758	594
Other adjustments	—	610	248	662
Income tax expense	55	—	165	—
Adjusted EBITDA	$860	$675	$2,481	$1,569

BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,069	$2,122
Accounts receivable, less allowance for doubtful accounts of $751 and $929 as of September 30, 2019 and December 31, 2018, respectively	14,237	16,712
Prepaid expenses and other current assets	1,239	966
Total current assets	17,545	19,800

Goodwill	58,208	58,208
Intangible assets, net	1,853	2,611
Property and equipment, net, and other assets	2,688	968
Total assets	$80,294	$81,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,514	$15,778
Deferred revenue and other current liabilities	16	72
Total current liabilities	13,530	15,850

Revolving credit facility, net	4,228	5,194
Other long-term liabilities	1,295	—
Total liabilities	19,053	21,044

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 15,350 and 15,329 shares issued and outstanding as of September 30, 2019 and December 31, 2018	15	15
Additional paid-in capital	160,490	159,702
Accumulated deficit	(99,264)	(99,174)
Total stockholders’ equity	61,241	60,543
Total liabilities and stockholders’ equity	$80,294	$81,587

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